UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2013

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam, Suite 2100, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Operational Update

Genesis Energy, L.P. has provided certain updates regarding various operations and projects as follows:

•	Cameron Highway Pipeline. Production from several fields dedicated to our Cameron Highway pipeline in the offshore Gulf of Mexico began to ramp back up in August 2012 after an extended period of maintenance on the third-party operated surface and sub-sea production facilities, and we are seeing total throughput levels on the pipeline last seen in the first quarter of 2011.

•	Gulf Coast Infrastructure. We plan to invest approximately $125 million to improve existing assets and develop new infrastructure in Louisiana, including connecting to Exxon Mobil Corporation’s Baton Rouge refinery, one of the largest refinery complexes in North America, with more than 500,000 barrels per day of refining capacity. Our investment includes improving our existing terminal at Port Hudson, Louisiana, constructing a new 18-mile 20-inch diameter crude oil pipeline connecting Port Hudson to the Baton Rouge Maryland Terminal and continuing downstream to the Anchorage Tank Farm and building a new crude oil unit train facility at the Maryland Terminal. The Port Hudson upgrades are expected to be completed by the end of 2013 and the Maryland Terminal completion is scheduled for the second quarter of 2014.

•	Walnut Hill Rail Facility. We continue to receive unit trains of crude oil at Walnut Hill, Florida for further delivery downstream on our Jay Pipeline System, and would anticipate our new tank and related facilities to be fully operational in March of 2013, allowing us to handle more trains, more efficiently.

•	Wink Rail Facility. At our new crude loading facility outside Wink, Texas in the Permian Basin, we have continued to support manifest service of crude oil volumes over the last several months, and just last week loaded our first full unit train. Construction of our tanks and expanded trucking capabilities remains on track to be fully operational by late third quarter, early fourth quarter of 2013.

•	Natchez Terminal. At our terminal in Natchez, Mississippi, we have steamed and unloaded into tank the first railcars loaded with bitumen/dilbit originating in Alberta, Canada. As volumes continue to ramp up, we will begin loading barges for further shipment to refineries along the Mississippi River.

•	Texas City Facility. We have commissioned our new crude oil terminal and barge dock in Texas City. We would expect the terminal and barge dock to see increasing levels of throughput in the latter half of 2013 upon the completion of our new 18-inch pipeline from Webster to Texas City in the late second quarter/early third quarter of 2013.

•	Wyoming. We have entered into an agreement with a local refinery in Wyoming which will support our investment to expand and place into service certain segments of our crude oil gathering system in the Niobrara shale development in Wyoming, with start-up operations expected in the second quarter of 2013.

•	SEKCO. Construction has commenced on the SEKCO lateral in the Keathley Canyon area of the deepwater Gulf of Mexico, and we expect significant contribution from this investment beginning July 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P. (a Delaware limited partnership)
	By:	GENESIS ENERGY, LLC, as its sole general partner

Date: February 5, 2013	By:	/s/ Robert V. Deere

Robert V. Deere Chief Financial Officer